FILED PURSUANT TO RULE 433 UNDER THE SECURITIES ACT OF 1933
ISSUER FREE WRITING PROSPECTUS DATED JULY 29, 2022
RELATING TO PROSPECTUS SUPPLEMENT DATED JULY 29, 2022
TO PROSPECTUS DATED AUGUST 21, 2020
REGISTRATION STATEMENT NO. 333-242483

1050 - 400 Burrard Street Vancouver, British Columbia, Canada V6C 3A6 Email: ir@integraresources.com

FOR IMMEDIATE RELEASE	TSXV: ITR; NYSE American: ITRG
July 29, 2022	www.integraresources.com

INTEGRA ANNOUNCES PRICING OF OVERNIGHT MARKETED OFFERING

Vancouver, British Columbia - Integra Resources Corp. ("Integra" or the "Company") (TSX-V: ITR; NYSE American: ITRG) is pleased to announce today that it has priced its previously announced overnight marketed public offering (the "Offering"). Pursuant to the Offering, Integra will issue 15,151,515 common shares of the Company ("Shares") at a price of US$0.66 per Share (the "Offering Price") for gross proceeds of approximately US$10 million.

The Offering is being conducted on an underwritten basis pursuant to the terms and conditions of an underwriting agreement between the Company and Raymond James Ltd., as co-lead underwriter and sole bookrunner, Cormark Securities Inc., as co-lead underwriter, Stifel Nicolaus Canada Inc. and PI Financial Corp. (collectively, the "Underwriters").

In addition, Integra has granted the Underwriters an over-allotment option (the "Over-Allotment Option") exercisable, in whole or in part, in the sole discretion of the Underwriters, to purchase up to an additional 15% of the number of Shares sold in the Offering for up to 30 days after the closing of the Offering, on the same terms and conditions as the Offering.

The Company filed a preliminary prospectus supplement on July 28, 2022 (the "Preliminary Supplement") to its short form base shelf prospectus dated August 21, 2020 (the "Base Shelf Prospectus"). The Company intends to file a final prospectus supplement (the "Final Supplement" and, together with the Preliminary Supplement, the "Supplements") to its Base Shelf Prospectus on July 29, 2022. The Supplements will be filed with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec. The Preliminary Supplement has been and the Final Supplement will be filed with the United States Securities and Exchange Commission ("SEC") as part of the Company's Registration Statement on Form F-10 (File No. 333-242483) (the "Registration Statement") in accordance with the Multijurisdictional Disclosure System established between Canada and the United States. Before you invest, you should read the Registration Statement, the Supplements and other documents the Company has filed with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or on the SEDAR website at www.sedar.com. Alternatively, the Company, any Underwriter or any dealer participating in the Offering will arrange to send you the Supplements or you may request it from Integra at 1050-400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6, telephone (604) 416-0576.

The Company intends to use the net proceeds from the Offering to advance the DeLamar Project and complete ~15,000 meters of shallow, oxide definition drilling on the DeLamar Project, aimed at resource expansion for the proposed heap leach operation, and for working capital and general corporate purposes.

The Offering is expected to close on or about August 4, 2022, subject to the satisfaction of customary closing conditions, including the listing of the Shares to be issued under the Offering on the TSXV and NYSE American and receipt of any required approvals of each exchange.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such province, state or jurisdiction.

ON BEHALF OF THE BOARD OF DIRECTORS

George Salamis
President, CEO and Director

CONTACT INFORMATION

Corporate Inquiries: ir@integraresources.com
Company website: www.integraresources.com
Office phone: 1 (604) 416-0576

Forward looking and other cautionary statements

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussion with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often, but not always using phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to: statements about the terms, timing and completion of the Offering and the anticipated use of proceeds from the Offering. These forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business. Management believes that these assumptions are reasonable. Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, among others: risks related to the speculative nature of the Company's business; the Company's formative stage of development; the Company's financial position; possible variations in mineralization, grade or recovery rates; actual results of current exploration activities; actual results of reclamation activities; conclusions of future economic evaluations; business integration risks; fluctuations in general macroeconomic conditions; financing risks; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formation pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure its shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be anticipated, estimated, or intended.

Forward-looking statements contained herein are made as of the date of this news release and the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking information.

Cautionary Note for U.S. Investors Concerning Mineral Resources and Reserves

National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") is a rule of the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Technical disclosure contained in this news release has been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System.  These standards differ from the requirements of the U.S. Securities and Exchange Commission ("SEC") and resource information contained in this news release may not be comparable to similar information disclosed by domestic United States companies subject to the SEC's reporting and disclosure requirements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.